Exhibit 99

KFX INC. REPORTS FIRST QUARTER FISCAL 2005 FINANCIAL RESULTS

DENVER, May 10, 2005 -- KFx Inc. (Amex: KFX) today reported financial results for the first quarter of 2005.  The company reported revenue of $799,000 for the first quarter of fiscal 2005, compared with $13,000 in the 2004 period.  Loss from operations for the first quarter of 2005 was $3.2 million, or $0.05 per basic and diluted share, compared with $1.0 million or $0.02 per basic and diluted share in the corresponding 2004 period.  The first quarter 2005 loss includes non-cash expenses of $1.1 million resulting from equity compensation to consultants, employees and directors.

“During the quarter, we began recognizing revenue on the $7.5 million non-refundable technology access fee we received in December 2004 as part of our license agreement with Cook Inlet Coal LLC.   We also announced the strategic acquisition of MR&E LLC to reinforce our project management and thermal processing engineering expertise for the Gillette commercial plant and accelerate the development of full-scale K-Fuel™ facilities.  Additionally, we made several key management additions to round out our team, including our new chief operating officer and general counsel,” commented Ted Venners, Chairman and Chief Executive Officer.

“Our balance sheet remains strong.  At the end of the first quarter, our cash and cash equivalents balance was approximately $74 million, which reflects approximately $6 million in expenditures on the Gillette facility, partially offset by the receipt of $2.9 million of cash from the exercise of options and warrants.

"Looking ahead, we expect to maintain the momentum of K-Fuel™ development and commercialization.  The two 100-ton Lurgi Mark IV processing vessels have been delivered and installed at our 750,000 tons per year Gillette, Wyoming facility, and we are progressing toward construction completion of the facility during the summer of 2005, after which facility testing and start-up operations will commence,” added Mr. Venners.

Additionally, the Company isexploring numerous opportunities for full-scale K-Fuel™ facilities:

•	KFx is in advanced negotiations with a major coal producer regarding the construction and joint ownership of an 8 million tons per year K-Fuel™ facility located at a coalmine in Wyoming;
•	Discussions with several parties about potential K-Fuel™ plants at mine mouths, terminals and industrial steam generating facilities in North America are on-going;
•	KFx is seeing strong interest from and having early stage discussions with various international coal producers about opportunities to license the K-Fuel™ process and technology;and
•

The Company has amended and clarified a prior agreement with Westcliff Capital Management LLC to increase its flexibility to pursue the construction and operation of K-Fuel facilities (see 10-Q for additional details).

“With strong worldwide demand for commercial clean energy solutions and recent proposed mercury regulations, KFx remains well positioned to capitalize on domestic and international opportunities,” concluded Mr. Venners.

About KFx

KFx provides solutions to help coal-burning facilities economically increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel™ technology to transform abundant U.S. and worldwide reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. Please visit www.kfx.com for more information.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:	KFx Inc., Denver, CO
Analyst Contact: Andreas Vietor, 303-293-2992
or
Brainerd Communicators, Inc.
Media Contact: Michael DiPaolo, 212-986-6667

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